                                                                  Exhibit 10.29







                                 LICENSE AGREEMENT
                                   by and between
                            TRUSTEES OF BOSTON UNIVERSITY
                                         and
                           SCRIPTGEN PHARMACEUTICALS, INC.
                                   January 1, 1998




CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE CONFIDENTIAL PORTIONS HAVE BEEN REDACTED AND ARE DENOTED BY
[***]. THE CONFIDENTIAL PORTIONS HAVE BEEN SEPARATELY FILED
WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                  LICENSE AGREEMENT
                                  -----------------

     This agreement ("AGREEMENT") is made as of January 1, 1998 ("EFFECTIVE DATE"), by and between TRUSTEES OF BOSTON UNIVERSITY (hereinafter referred to as "UNIVERSITY"), a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having a principal office at 147 Bay State Road, Boston, Massachusetts 02215 and Scriptgen Pharmaceuticals, Inc., (hereinafter referred to as "LICENSEE"), a corporation duly organized and existing under the laws of the State of Delaware having a principal place of business at 200 Boston Avenue Medford, MA 02155

     WHEREAS, UNIVERSITY and LICENSEE entered into a sponsored research agreement ("SPONSORED RESEARCH AGREEMENT"), pursuant to which LICENSEE was granted an exclusive option to an exclusive license to any inventions which resulted from the research; and

     WHEREAS, UNIVERSITY and LICENSEE warrant that they are co-owners by assignment of an invention entitled [ * * * ] more fully described in EXHIBIT A, having [ * * * ] which resulted from the SPONSORED RESEARCH AGREEMENT; and

     WHEREAS, LICENSEE now wishes to exercise its OPTION and obtain a license to UNIVERSITY'S undivided interest in PATENT RIGHTS rights upon the terms and conditions hereinafter set forth; and

     WHEREAS, UNIVERSITY desires to have such rights utilized to promote the public interest by granting a license hereunder; and

     WHEREAS, LICENSEE has represented to UNIVERSITY, in order to induce UNIVERSITY to enter into this AGREEMENT, that LICENSEE has the strategic commitment to commercialize such technology; and

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

                               ARTICLE I -- DEFINITIONS
                               ------------------------

1.1  "FIELD OF USE" shall mean all uses.

1.2 "LICENSED PRODUCT(s)" shall mean any product or part thereof, process, or service:

     (a) the manufacture, use or sale of which, but for the license granted hereunder, would infringe any issued, unexpired claim or a pending claim contained in the PATENT RIGHTS; or

     (b) which is employed to practice a process which, but for the license granted hereunder, would infringe any issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which any LICENSED PROCESS is used or in which such product or part thereof is used or sold.

1.3 "LICENSED PROCESS" shall mean any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS.

1.4 "LICENSEE" shall include any related company of Scriptgen Pharmaceuticals, Inc., the voting stock of which is directly or indirectly at least fifty percent (50%) owned or controlled by Scriptgen Pharmaceuticals, Inc., any organization which directly or indirectly controls more than fifty percent (50%) of the voting stock of Scriptgen Pharmaceuticals, Inc., and any organization, the majority ownership of which is directly or indirectly common to the ownership of Scriptgen Pharmaceuticals, Inc.

1.5 "NET SALES" shall mean all amounts billed or invoiced by LICENSEE or a sublicensee for LICENSED PRODUCTS, less the following:


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     (a)  allowances and adjustments customary in the trade separately and actually credited to customers for spoiled, damaged, outdated, and returned LICENSED PRODUCTS(s);

     (b)  transportation charges or allowances actually paid or granted;

     (c) trade, quantity, cash or other discounts customary in the trade, if any, allowed and paid by LICENSEE to independent parties in arms-length transactions;

     (d) credits or allowances made or given on account of rejects, returns or retroactive price reductions;

     (e) any tax or governmental charge directly on sale or transportation, use or delivery of products paid by LICENSEE and not recovered from the purchaser.

1.6 "PATENT RIGHTS" shall mean UNIVERSITY's undivided interest in the following intellectual property:

     (a) the United States and foreign patents and/or patent applications listed in EXHIBIT A and B;

     (b) United States and foreign patents issued from the applications listed in EXHIBIT A and B and from divisionals and continuations of these applications;

     (c) claims of U.S. and foreign continuationinpart applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in EXHIBIT A and B;

     (d) claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the United States patents and/or patent applications described in
          (a), (b) or (c) above; and

     (e) any reissues of United States patents described in (a), (b) or (c) above.

1.7 "TECHNOLOGY" shall mean any know-how, procedure, method, technique, clinical data, technical data and the like which are owned or controlled by UNIVERSITY, have been or can be documented as such in writing, and which directly relate to the LICENSED PRODUCTS LICENSED PRODCESS and/or PATENT RIGHTS, but which are not the subject of the PATENT RIGHTS.

1.8  "TERRITORY" shall mean worldwide.



                                                                 -Page 3 of 22-

                                 ARTICLE II -- GRANT
                                 -------------------

2.1 UNIVERSITY hereby grants to LICENSEE, subject to all the terms and conditions of this AGREEMENT the exclusive right and license under the PATENT RIGHTS and TECHNOLOGY to make, have made, import, use, lease and/or sell LICENSED PRODUCT(s) for use in the FIELD OF USE within the TERRITORY.

2.2 UNIVERSITY hereby grants to LICENSEE, subject to all the terms and conditions of this AGREEMENT, the nonexclusive right and license to use the TECHNOLOGY in the FIELD OF USE within the TERRITORY under the PATENT RIGHTS and TECHNOLOGY. TECHNOLOGY that is independently utilized by an independent third party and that results in the manufacture of LICENSED PRODUCTS that are not covered by a valid claim of PATENT RIGHTS, shall not cause UNIVERSITY to be liable to LICENSEE for failure of UNIVERSITY to provide exclusivity to LICENSEE.

2.3 Notwithstanding the provision of Section , UNIVERSITY shall retain the right to practice under the PATENT RIGHTS solely for its own noncommercial research.

2.4 LICENSEE agrees that LICENSED PRODUCTS leased or sold in the United States shall be manufactured substantially in the United States, whether leased or sold by LICENSEE or a sublicensee.

2.5 LICENSEE shall also have the right to grant exclusive or non-exclusive sublicenses for the rights privileges and licenses granted hereunder; provided, however, that LICENSEE shall remain primarily responsible for the performance of all obligations herein.

2.6 LICENSEE hereby agrees that every sublicensing agreement to which it shall be a part and which shall relate to the rights, privileges and license granted hereunder shall contain a statement setting forth the date upon which LICENSEE's exclusive rights, privileges and license hereunder shall terminate.

2.7 LICENSEE shall furnish to UNIVERSITY a true and complete copy of each sublicense agreement and each amendment thereto, promptly after the sublicense or amendment has been executed and delivered.


                                                                 -Page 4 of 22-
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2.8  LICENSEE agrees that any sublicenses granted by it shall provide that the obligations to UNIVERSITY of ARTICLE II, Section 4.5 and 4.6,ARTICLE V,
     ARTICLE VII, ARTICLE VIII, ARTICLE IX,

2.9 ARTICLE XI, ARTICLE XII, ARTICLE XIII and ARTICLE XIV of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. LICENSEE further agrees to attach copies of these ARTICLES and Sections to sublicense agreements.

2.10 LICENSEE shall not receive from sublicensees anything of material value in lieu of royalties on sales under any sublicense under this Agreement, without the express prior written permission of UNIVERSITY.

2.11 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth in EXHIBITS A and B hereof or of any technology which does not constitute TECHNOLOGY.



                             ARTICLE III -- DUE DILIGENCE
                             ----------------------------

3.1 LICENSEE agrees to use best efforts to effect introduction of the use of the LICENSED PRODUCTS(s) into the United States commercial market as soon as practical, consistent with sound and reasonable business practices and judgments.

3.2 UNIVERSITY shall have the right, at any time after [ * * * ] from the date of this AGREEMENT, to terminate the exclusivity and sublicensing provisions of this AGREEMENT if LICENSEE within [ * * * ] after written notice from UNIVERSITY of such intended termination of exclusivity fails to provide written evidence that it has commercialized or is actively attempting to commercialize the use of LICENSED PRODUCTS(s). UNIVERSITY shall have the further right at any time after [ * * * ] from the date of this AGREEMENT to terminate the AGREEMENT in its entirety if LICENSEE within [ * * * ] after written notice from UNIVERSITY of such intended termination fails to provide written evidence that it has commercialized or is actively attempting to commercialize LICENSED PRODUCTS(s). Evidence that LICENSEE has an ongoing and active research program or marketing program, as appropriate, directed toward development, production or sale of such product under the


                                                                 -Page 5 of 22-
     license shall be deemed satisfactory evidence. If LICENSEE has failed to raise funding necessary to pursue an active research program or marketing program, as appropriate, directed toward development, production or sale of such product, whether raising of such funding is specified as a milestone event pursuant to Section or not, UNIVERSITY may invoke the provisions of this Section 3.2.

                         ARTICLE IV -- ROYALTIES AND PAYMENTS
                         ------------------------------------

4.1 In partial consideration for the license granted hereunder, LICENSEE agrees to pay UNIVERSITY [ * * * ] upon execution of this AGREEMENT.

4.2 In consideration of the license herein granted, LICENSEE agrees to pay UNIVERSITY an earned royalty equal to [ * * * ] of NET
     SALES by LICENSEE or its sublicensees with respect to sales of LICENSED PRODUCTS for the [ * * * ] in which the LICENSED PRODUCTS(s) are first sold and [ * * * ] thereafter. The obligation of LICENSEE to pay royalties to UNIVERSITY shall terminate on a country-by-country basis at such time as no pending patent applications or unexpired patents remain in the PATENT RIGHTS.

4.3 In the event that a LICENSED PRODUCT under this AGREEMENT is sold in a combination package or kit containing other active products, then NET SALES for purposes of determining royalty payments on the combination package shall be calculated using one of the following methods, but in no event shall the royalties payable to UNIVERSITY be reduced to less than [ * * * ] of that provided for in Section 4.2 hereof:

     (a) By multiplying the net selling price of that combination package by the fraction A/A+B, where A is the current gross selling price, during the royalty-paying period in question, of the LICENSED PRODUCT sold separately, and B is the gross selling price, during the royalty period in question, of the other active products sold separately; or

     (b) In the event that no such separate sales are made of the LICENSED PRODUCT or any of the active products in such combination package during the royalty-paying period in question, NET SALES for the purposes of determining royalty payments, shall be calculated by dividing the net selling price of the combination package by the number of functions performed by the combination package sold


                                                                 -Page 6 of 22-
          where such package contains active agents other than those licensed under this AGREEMENT.

4.4 Only a single royalty shall be paid with respect to any LICENSED PRODUCT irrespective of the number of claims of PATENT RIGHTS utilized.

4.5  Within [ * * * ] after March 31, June 30, September 30 and
     December 31 of each year in which this AGREEMENT is in effect, LICENSEE shall deliver to UNIVERSITY full, true and accurate reports of its activities and those of its sublicensee(s), if any, relating to this AGREEMENT during the preceding three month period. These reports shall include at least the following:

     (a)  number of LICENSED PRODUCTS manufactured and sold;

     (b)  total billings for LICENSED PRODUCTS sold; where applicable,

     (c)  deductions applicable to a determination of NET SALES;

     (d)  total royalties due;

     (e) activities of LICENSEE directed toward promoting the sale and use of LICENSED PRODUCTS.

4.6 LICENSEE shall keep (or cause to be kept) and maintain complete and accurate records of its sales of the LICENSED PRODUCTS(s) in accordance with generally accepted accounting procedures. Such records shall be accessible to an authorized representative selected and paid for by UNIVERSITY and acceptable to LICENSEE, not more than [ * * * ] at any reasonable time during business hours until [ * * * ] after the end of the royalty period to which such records relate, for the purpose of verifying NET SALES and any royalty due thereon. Such representative shall disclose to UNIVERSITY only information relating to the accuracy of the records kept and the payments made, and shall be under a duty to keep confidential any other information gleaned from such records. Any adjustment in the amount of royalties due the UNIVERSITY on account of overpayment or underpayment of royalties shall be made at the next date when royalty payments are to be made to the UNIVERSITY under Section 4.5 herein. If the verification on behalf of the UNIVERSITY results in an upward adjustment of greater than [ * * * ] of royalties due to the UNIVERSITY for the period of time in question, LICENSEE shall pay the out-of-pocket expenses of the UNIVERSITY relating to such verification.


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4.7  On or before the [ * * * ] following the close of LICENSEE's fiscal year, LICENSEE shall provide UNIVERSITY with LICENSEE's certified financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an operating statement.

4.8 All moneys to be paid to UNIVERSITY shall be made and computed in United States Dollars, and LICENSEE shall use its best efforts to convert royalty payments payable on NET SALES in any country to United States Dollars; provided, however, that if conversion to and transfer of Dollars cannot be made by LICENSEE in any country for any reason, LICENSEE may pay such sums in the currency of the country in which such sales are made, deposited in UNIVERSITY's name in a bank designated by UNIVERSITY in any such country. The rate of exchange of local currencies to United States Dollars shall be at the rate of exchange prevailing at the Bank of Boston on the day such payment is made pursuant to the periods specified in Section .

4.9 In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the first day following the due date as herein specified, calculated at the annual rate of the sum of (a)
     [ * * * ] plus (b) the prime interest rate quoted by the Bank of Boston on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided that in no event shall said annual rate exceed the maximum legal interest rate in Massachusetts. The payment of such interest shall not foreclose UNIVERSITY from exercising any other rights it may have as a consequence of any overdue payment.

                ARTICLE V -- WARRANTIES, LIMITATIONS, AND REGULATIONS
                -----------------------------------------------------

5.1 Nothing herein contained shall be construed by either party hereto as a guarantee or warranty on the part of the other party with respect to the results to be obtained by use of the inventions, patented or otherwise, or TECHNOLOGY licensed hereunder.

5.2 UNIVERSITY shall not be obligated to defend or save harmless LICENSEE or any other person against any suit, damage, claim, or demand based on actual or alleged infringement of any patent or other rights owned by a third party, or any unfair trade practice resulting from the exercise or use of any right or license granted hereunder.


                                                                 -Page 8 of 22-

5.3 UNIVERSITY MAKES NO WARRANTY, EXPRESS OR IMPLIED (OTHER THAN THIS AGREEMENT HAS BEEN DULY EXECUTED BY IT AND THAT THIS AGREEMENT CONSTITUTES UNIVERSITY'S DINDING AND ENFORCEABLE OBLIGATION), INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, NONPUBLIC OR OTHER INFORMATION, OR TANGIBLE RESEARCH PROPERTY, LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER AND HEREBY DISCLAIMS THE SAME.

5.4 UNIVERSITY DOES NOT WARRANT THE VALIDITY OF PATENT RIGHTS LICENSED HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE PATENT RIGHTS OR THAT SUCH PATENT RIGHTS MAY BE EXPLOITED BY LICENSEE OR ANY SUBLICENSEE WITHOUT INFRINGING OTHER PATENTS. IF BIOLOGICAL MATERIALS ARE LICENSED HEREUNDER, UNIVERSITY MAKES NO REPRESENTATION THAT SUCH MATERIALS OR THE METHODS USED IN MAKING OR USING SUCH MATERIALS ARE FREE FROM LIABILITY FOR PATENT INFRINGEMENT.

5.5 LICENSEE agrees to hold UNIVERSITY, its Trustees, officers, and employees harmless against all liabilities, demands, damages, expenses, and losses arising out of use by LICENSEE or its sublicensee(s) of LICENSED PRODUCT(s) including without limitation the licensing, sale, or other distribution of LICENSED PRODUCTS(s). LICENSEE agrees to require its sublicensee(s) to hold UNIVERSITY harmless.

5.6 LICENSEE and its sublicensee(s) agree to comply with all regulations and safety standards of government agencies such as the FDA.

5.7 LICENSEE shall defend, indemnify and hold harmless UNIVERSITY, and its trustees, officers, employees and agents and their respective successors, heirs and assigns (the "INDEMNITEES"), against any and all liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) that may be incurred by or imposed upon the INDEMNITEES, or any of them, in connection with any claim, suit, demand, action or judgment arising out of the following:



                                                                 -Page 9 of 22-

     (a) the design, production, manufacture, sale, use in commerce, lease or promotion by LICENSEE or by an Affiliate or sublicensee of LICENSEE of any product, process or service relating to or developed pursuant to this AGREEMENT; or

     (b) any other activities of LICENSEE or a sublicensee to be carried out pursuant to this AGREEMENT.

     LICENSEE's indemnity under (a) shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of the INDEMNITEES. LICENSEE's indemnification under (b) shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligence or willful misconduct of the INDEMNITEES.

5.8 At such time as any product, process or service relating to, or developed pursuant to, this AGREEMENT is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or a sublicensee, LICENSEE shall at its sole expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than [ * * * ] and naming the INDEMNITEES as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE's indemnification under Section 5.5 of this AGREEMENT. LICENSEE shall provide UNIVERSITY with written evidence of such insurance upon request of UNIVERSITY. LICENSEE shall provide UNIVERSITY with written notice at least [ * * * ] prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such [ * * * ] period, UNIVERSITY shall have the right to terminate this AGREEMENT effective at the end of such [ * * * ] period without notice or any additional waiting periods. In the event the product liability coverage aforesaid is not occurrence liability, LICENSEE shall maintain such comprehensive general liability insurance for a reasonable period of not less than [ * * * ] after it has ceased commercial distribution or use of any product, process or service relating to, or developed pursuant to, this AGREEMENT. If LICENSEE is unable to obtain the required amounts of insurance at commercially reasonable rates, UNIVERSITY will cooperate with LICENSEE to either obtain a waiver of this provision, assist in identifying a carrier to provide such insurance at commercially reasonable rates, or identify a program for self-insurance or other alternative measures. This Section shall survive the expiration or termination of this AGREEMENT.


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

5.9 LICENSEE agrees to comply, and to require its sublicensees to comply, with all applicable laws and regulations relative to the manufacture and marketing of LICENSED PRODUCTS.

5.10 Notwithstanding the provisions of Sections 5.1, 5.2 and 5.3, the liability of UNIVERSITY for any and all breaches of this AGREEMENT by a party other than UNIVERSITY, and for any and all failures of LICENSED PRODUCTS(s) in the aggregate, shall be limited to [ * * * ] of the cumulative royalties paid by LICENSEE and its sublicensee(s), and LICENSEE and its sublicensee(s) hereby waive and disclaim the right to recover any damages in excess of such amount for any and all such breaches and for any and all such failures irrespective of whether such damages are direct, indirect, consequential, incidental, or any other types of damages and irrespective of whether based upon loss of investment, loss of production, lost profits, interest on investment, interruption of business, or any other loss of any character whatsoever. LICENSEE and its sublicensee(s) further agree that their sole and exclusive remedy for any and all such breaches and any and all such failures shall be to recover damages actually sustained up to, and not in excess of, such amount. The foregoing notwithstanding, nothing in this Section shall limit LICENSEE's right to seek equitable relief in the event of UNIVERSITY's breach of this AGREEMENT.

                        ARTICLE VI -- PAYMENT OF PATENT COSTS
                        -------------------------------------

6.1 LICENSEE shall apply for, prosecute and maintain during the term of this AGREEMENT the PATENT RIGHTS. The application filings, prosecution, maintenance and payment of all fees and expenses, including legal fees, relating to such PATENT RIGHTS shall be the sole responsibility of LICENSEE. UNIVERSITY shall be entitled to review and comment upon all actions undertaken in the prosecution of all patents and applications. If LICENSEE decides not to apply for, prosecute or maintain any PATENT RIGHTS, LICENSEE shall give sufficient and timely notice to UNIVERSITY so as to permit UNIVERSITY to apply for, prosecute and maintain such PATENT RIGHTS.

                      ARTICLE VII -- INFRINGEMENT BY THIRD PARTY
                      ------------------------------------------

7.1 LICENSEE will protect PATENT RIGHTS from infringement and prosecute infringers when, in its judgment, such action may be reasonably necessary, proper and justified. In


                                                                 -Page 11 of 22-
     the event LICENSEE elects not to prosecute an infringer, UNIVERSITY shall have the right to do so unless LICENSEE can demonstrate a reasonable basis why an action against the infringer should not be pursued.

7.2 In the event one party shall initiate or carry on legal proceedings to enforce any PATENT RIGHTS against any alleged infringer, the other party shall fully cooperate with and supply all assistance reasonably requested by the party initiating or carrying on such proceedings. The party which institutes any suit to protect or enforce PATENT RIGHTS shall have sole control of that suit and shall bear the reasonable expenses (excluding legal fees) incurred by said other party in providing such assistance and cooperation as is requested pursuant to this Section. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings but at its own expense. Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall be divided between the parties as follows:

          (a) (i) If the amount is based on lost profits, LICENSEE shall receive an amount equal to the damages the court or the parties determine LICENSEE has suffered as a result of the infringement less the amount of any royalties that would have been due UNIVERSITY on sales of LICENSED PRODUCT lost by LICENSEE as a result of the infringement had LICENSEE made such sales; and

               (ii) UNIVERSITY shall receive an amount equal to the royalties it would have received if such sales had been made by LICENSEE; or

     (b) As to awards other than those based on lost profits, [ * * * ] to the party initiating such proceedings and [ * * * ] to the other party.

7.3 Should either party commence a suit under these provisions and thereafter elect to abandon the same, it shall give timely notice to the other party who, if it so desires, may continue prosecution of such suit; provided, however, that the sharing of expenses and any recovery in such suit shall be as agreed upon between the parties.

7.4 In the event a declaratory judgment action alleging invalidity or non-infringement of any of the PATENT RIGHTS is brought against LICENSEE and/or UNIVERSITY, LICENSEE shall have the right to control the defense and settlement of the action,


                                                                 -Page 12 of 22-
     provided that the expenses and costs of such action, including attorneys' fees, shall be borne by LICENSEE.

7.5 In any infringement suit as either party may institute to enforce the PATENT RIGHTS pursuant to this AGREEMENT, the other party hereto agrees, at the request and expense of the party initiating the suit, to use its best efforts to cooperate, to have its employees testify when requested and to make available relevant records, papers, information, samples, specimens, and the like.

7.6 No settlement or consent judgment or other voluntary and final disposition of any suit affecting the PATENT RIGHTS may be entered into without the consent of UNIVERSITY, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the party controlling any suit referred to in this shall have the right to settle any claims for infringement upon such terms and conditions that shall be mutually agreed upon by UNIVERSITY and LICENSEE.

7.7 In the event of an infringement or infringements by third parties of PATENT RIGHTS on a scale that significantly affects LICENSEE's sales of LICENSED PRODUCTS(s) and neither UNIVERSITY nor LICENSEE elect to bring an infringement suit against such infringer, the royalties hereunder payable by LICENSEE pursuant to shall be reduced by [ * * * ] of the sums otherwise payable; provided, however, that LICENSEE presents information to UNIVERSITY that such infringer has refused to enter into a royalty-bearing, sublicensing agreement with LICENSEE on terms reasonably acceptable to LICENSEE.

          ARTICLE VIII -- BENEFITS OF LITIGATION, EXPIRATION, OR ABANDONMENT
          ------------------------------------------------------------------

8.1 In a case where one or more patents, or particular claims therein within the PATENT RIGHTS expire, or are abandoned, or are declared invalid or otherwise construed by a court of last resort, or by a lower court from whose decree no appeal is taken, or certiorari is not granted within the period allowed therefor, then the effect thereof hereunder shall be:

     (a) that such patents or particular claims shall, as of the date of expiration or abandonment or final decree of invalidity as the case may be, cease to be included within the PATENT RIGHTS for the purpose of this AGREEMENT and shall be henceforth included within TECHNOLOGY;


                                                                 -Page 13 of 22-

     (b) that such construction so placed upon the PATENT RIGHTS by the courts shall be followed from and after the date of entry of the judgment or decree, and royalties shall thereafter be payable by LICENSEE only in accordance with such construction; and

     (c) in the event that LICENSEE challenges the validity of PATENT RIGHTS, LICENSEE may not cease paying royalties as of the date validity of the claims in issue are challenged, but rather may cease paying royalties as to those claims only after a final adjudication of invalidity of those claims.

8.2 In the event that any of the contingencies provided for in Section 8.1 herein occurs, UNIVERSITY agrees to renegotiate in good faith with LICENSEE a reasonable royalty rate under the remaining PATENT RIGHTS which are unexpired and in effect, and under which LICENSEE desires to retain a license.

                              ARTICLE IX -- TERMINATION
                              -------------------------

9.1 The license granted hereunder shall continue until terminated pursuant to one of the following events:

     (a) If LICENSEE materially breaches this AGREEMENT or fails to account for or pay royalties or minimum royalties as herein provided, UNIVERSITY shall have the right to terminate this license including the right to sublicense on [ * * * ] prior written notice; provided, however, that if LICENSEE cures the said breach or default within said [ * * * ] period, this license shall continue in full force and effect.

     (b) UNIVERSITY shall also have the right to terminate this License and the right to sublicense forthwith by giving written notice to LICENSEE in the event of bankruptcy, liquidation or insolvency of LICENSEE.

     (c) LICENSEE may terminate this AGREEMENT at any time by giving [ * * * ] prior written notice thereof to UNIVERSITY.

9.2 Upon termination of this AGREEMENT for any cause, nothing herein shall be construed to release either party of any obligation matured prior to the effective date of such termination, including, without limitation, payments of accrued royalties, and LICENSEE may after the effective date of such termination complete or sell all LICENSED PRODUCT(s) that it may have on hand at the date of termination or which LICENSEE can clearly demonstrate were in the process of manufacture at the time of such


                                                                 -Page 14 of 22-
     termination, provided that it pays earned royalties thereon as provided in this AGREEMENT and provided that at the time notice of termination is provided by LICENSEE or within thirty days of receipt of notice by LICENSEE, as the case may be, LICENSEE provides UNIVERSITY with an accounting of LICENSED PRODUCTS then on hand and its best estimate of the duration of such sales of LICENSED PRODUCTS.

9.3 Upon termination of this AGREEMENT for any reason, any sublicense not then in default shall continue in full force and effect except that UNIVERSITY shall be substituted in place of the LICENSEE.

9.4 Upon termination of this agreement for any reason, LICENSEE shall, upon request by UNIVERSITY, make available to UNIVERSITY all non-proprietary information then in LICENSEE's possession relevant to the commercialization of LICENSED PRODUCTS, including, but not limited to, research results, toxicology data, assays, preclinical data, prototypes, manufacturing processes including cell lines and unused, unexpired amounts of LICENSED PRODUCTS, clinical results, regulatory submissions, product licenses and customer lists.

                                 ARTICLE X -- NOTICE
                                 -------------------

10.1 Any notice or communication authorized or required to be given hereunder shall be in writing and be served by depositing the same either in the United States mail, postage prepaid, receipt requested, or with a recognized overnight courier service. addressed to the parties, respectively, at the following addresses:

          UNIVERSITY:
          -----------

          Boston University
          Community Technology Fund
          108 Bay State Road
          Boston, MA 02215
               Attn.:    Director, Office of Technology Transfer

          LICENSEE:
          ---------

          SCRIPTGEN Pharmaceuticals, Inc.
          200 Boston Avenue
          Medford, MA  02155
               Attn.:    Vice President, Research & Development



                                                                 -Page 15 of 22-

                            ARTICLE XI -- NON-USE OF NAMES
                            ------------------------------

11.1 LICENSEE shall not use the names of UNIVERSITY nor of any inventor of the inventions covered by the PATENT RIGHTS nor any adaptation thereof, in any advertising or promotional sales literature without the prior written consent of UNIVERSITY in each case, except that LICENSEE may state that it is licensed by UNIVERSITY under one or more patents and/or applications. However, LICENSEE may make reference to technical publications by Dr. Panek or his co-authors. LICENSEE shall submit to UNIVERSITY for its approval, which approval shall not be unreasonably withheld or delayed, any references to LICENSED PRODUCTS, this AGREEMENT, UNIVERSITY, and/or its inventors in submissions required by the SEC and/or the rules of any stock exchange on which its shares are listed or are being considered for listing.


                         ARTICLE XII -- MEDIATION/ARBITRATION
                         ------------------------------------

12.1 In the event a controversy or dispute arises between the parties relating to any provision of this AGREEMENT or the breach thereof, the parties agree to use the following procedure prior to either party pursuing other available remedies.

     (a) A meeting shall be held promptly between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

     (b) If, within [ * * * ] after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation by the American Arbitration Association and bear equally the cost of mediation.

     (c) The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of [ * * * ]. If the parties are not successful in resolving the dispute through mediation, then the dispute shall be submitted for arbitration, unless the parties agree to do otherwise.

12.2 Arbitration shall be subject to the following terms:

     (a) The arbitration shall be held at a mutually agreeable location in the Boston, Massachusetts metropolitan area.

     (b) The arbitrator(s) shall be an independent, impartial third party(ies) having no direct or indirect personal or financial relationship to any of the parties to the


                                                                 -Page 16 of 22-
          dispute, who has(have) agreed to accept the appointment as arbitrator(s) on the terms set out in this .

     (c) The arbitrator(s) shall be an active or retired attorney, law professor, or judicial officer with at least [ * * * ] experience in commercial technology transfer matters and a familiarity with the laws governing proprietary rights in intellectual property.

     (d)  The arbitrator(s) shall be selected as follows:

          Within [ * * * ] of the written notice set forth in Section above, each party shall submit a description of the matter to be arbitrated together with the terms of this to the American Arbitration Association at its Regional Office in Boston, Massachusetts. Said Association shall submit to the parties a list of the qualified arbitrators available to arbitrate the matter. The first arbitrator acceptable to both parties shall be deemed the selected arbitrator with respect to the dispute then at issue under this AGREEMENT. In the event of a failure to select a mutually agreeable arbitrator, the parties will each select an arbitrator and the two arbitrators will select a third arbitrator.

     (e) Within [ * * * ] after selection of the arbitrator(s), each party shall submit a description of the matter to be arbitrated to said arbitrator(s).

     (f) From the date the arbitrator(s) is in possession of both parties' submitted material, the arbitrator(s) shall have [ * * * ] days in which to hear oral testimony and render a decision. Each party shall have a maximum of [ * * * ] during said [ * * * ] period in which to present oral testimony.

     (g) Time periods set forth in this may be altered only by mutual consent of the parties;

     (h) The arbitrator(s) shall announce the award in writing accompanied by written findings explaining the facts determined in support of the award and any relevant conclusions of law;

     (i) The fees of the arbitrator(s) and any other costs and fees associated with the arbitration shall be paid in accordance with the decision of the arbitrator(s), except that the prevailing party shall pay no more than [ * * *] of such costs.

     (j) Except as provided in Section 12.2 (i) the decision of the arbitrator(s) shall be final and binding on all parties, and judgment may be entered thereon in any court having jurisdiction thereof.

     (k) Nothing contained in this ARTICLE XII shall prohibit a party which has complied with the provisions of Section 12.1 from seeking a preliminary



                                                                 -Page 17 of 22-
          injunction or other equitable relief without the need to post bond if, in the party's judgement, such action is necessary to avoid irreparable damage.


                     ARTICLE XIII -- EXPORT CONTROL RESTRICTIONS
                     -------------------------------------------

13.1 The Export Control Regulations of the United States Department of Commerce (the "REGULATIONS") prohibit, except under a special validated license, the exportation from the United States of technical data relating to certain commodities listed in the REGULATIONS, unless the exporter has received certain written assurances from the foreign importer. In order to facilitate the exchange of technical information under this AGREEMENT, LICENSEE therefore gives its assurance to UNIVERSITY that LICENSEE will not knowingly, unless prior authorization is obtained from the United States Office of Export Control, re-export directly or indirectly any technical data received from UNIVERSITY under this AGREEMENT and will not export directly the LICENSED PRODUCTS(s) or such technical data to any country listed on either the Commodity Control List or Militarily-Critical Technologies List.

13.2 UNIVERSITY neither represents that a license is not required nor that, if required, it will be issued by the United States Department of Commerce.

                       ARTICLE XIV -- MISCELLANEOUS PROVISIONS
                       ---------------------------------------

14.1 Neither party shall assign this AGREEMENT without the written consent of the other party which consent shall not be unreasonably withheld; provided, however, that either party, without such consent, may assign or sell the same in connection with the transfer or sale of all or substantially all of its business involving LICENSED PRODUCTS or in the event of its merger, or consolidation with another company. Each assignee shall assume all obligations of its assignor under this AGREEMENT. No assignment shall relieve either party of responsibility for the performance of any accrued obligations which such party then has hereunder.

14.2 This AGREEMENT embodies the entire understanding between the parties as to the subject matter hereof and may not be varied except by a document in writing signed by an officer of LICENSEE and a person authorized to sign on behalf of UNIVERSITY.


                                                                 -Page 18 of 22-

14.3 This AGREEMENT shall be construed, governed, interpreted, and applied in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles except that questions affecting the validity, construction, and effect of any foreign patent shall be determined by the laws of the country in which the patents were granted.

14.4 The provisions of this AGREEMENT are severable, and in the event that any of the provisions of this AGREEMENT are determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

14.5 LICENSEE shall mark the LICENSED PRODUCTS(s) sold in the United States with all applicable patent numbers. All LICENSED PRODUCTS(s) shipped and/or sold in other countries shall be marked in such a manner as to conform with all of the laws of the country where the LICENSED PRODUCTS(s) are shipped to and/or sold.

14.6 For the purpose of this AGREEMENT and all services to be provided hereunder, both parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on the other party.

14.7 The captions are provided for convenience and are not to be used in construing this AGREEMENT.

14.8 The parties agree not to use the PATENT RIGHTS or TECHNOLOGY in a manner which attempts to circumvent, avoid or bypass obligations to the other party, directly or indirectly, or to avoid payment of fees or royalties or other benefits, either financial or otherwise, due under this AGREEMENT in connection with the use and commercialization of the PATENT RIGHTS or TECHNOLOGY or related information.

14.9 The parties agree that they have participated equally in the formation of this AGREEMENT and that the language herein should not be presumptively construed against either of them.


                                                                 -Page 19 of 22-

      IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals and duly executed this AGREEMENT in duplicate original copies the day and year first written above.

SCRIPTGEN PHARMACEUTICALS, INC.         TRUSTEES OF BOSTON UNIVERSITY
      (LICENSEE)
By: /s/                                 By: /s/
   --------------------------------        --------------------------

Name:______________________________     Name:     Matthew J. Burns

Title:_____________________________     Title:    Assistant Treasurer











                                                                 -Page 20 of 22-

                                                                       EXHIBIT A




                                    [ *   *   *]

                                                                       EXHIBIT B




                                    [ *   *   *]

















                                         -ii-